Exhibit 99.1

For Immediate Release
Contact: Bill Davis
Perficient, Inc.
(314) 529-3555
bill.davis@perficient.com

Perficient Acquires JCB Partners, LLC

~ Premier IBM Partners Join Forces; Deal Expected to be Immediately Accretive ~

St. Louis – July 1, 2011 --Perficient, Inc. (NASDAQ: PRFT), a leading information technology consulting firm serving Global 2000 and other large enterprise customers throughout North America, today announced that it has acquired JCB Partners (JCB), a $15 million annual revenue business and technology consulting firm focused on enterprise performance management, analytics and business intelligence solutions, primarily leveraging the IBM Cognos suite of software products.  The transaction will increase Perficient’s current annualized revenues to approximately $275 million. The acquisition is expected to be accretive to earnings per share immediately.

 “A four-time winner of IBM’s Cognos Partner of the Year Award, JCB is a recognized enterprise performance management consulting leader,” said Jeffrey Davis, Perficient’s chief executive officer and president.  “They bring a proven track record and solid client roster to Perficient while helping us expand our presence in key markets.”

“The addition of JCB further strengthens Perficient’s position as one of the leading business intelligence and enterprise performance management consulting firms in the country,” said Kathy Henely, Perficient’s chief operating officer. “It increases our access to CFO suites, is a great complement to our business consulting offerings and presents a strong opportunity for pull-through of additional development, implementation and integration services.”

The acquisition of JCB also:
  Increases Perficient’s market presence in the Denver, Chicago and Northern and Southern California markets;
  Adds 70 consulting, technology, sales and support professionals; and
  Adds client relationships with enterprise customers including Abbott, Aon, Arthur Gallagher, BCBS Association, Best Buy, Carter’s, Crocs, Del Monte Foods, DirecTV, GE, Genentech, Kaiser Permanente Quiznos, Ruth’s Chris, Sony and many others.

JCB partners J-P Contreras and Bob Hardin will join Perficient in leadership roles within the IBM EPM national business unit, reporting directly to John Jenkins, vice-president of Perficient’s IBM business group.

 “Perficient is widely regarded as one of the finest IBM Premier business partners in the country,” said Contreras. “We’ve admired their work, growth and reputation for many years and this transaction accelerates our collective opportunity to become the leading IBM Business Analytics consulting firm in the country.”

The consideration paid in the transaction is approximately $18.0 million and includes $12.6 million in cash and approximately $5.4 million worth of Perficient common stock (based on the average closing price of

Perficient’s common stock on the NASDAQ Global Select Market for the thirty trading days immediately preceding the acquisition close per the terms of the acquisition agreement). The purchase price consideration is subject to working capital adjustments. The consideration included the issuance by Perficient of an aggregate of 97,755 shares of Perficient restricted stock to former JCB employees J-P Contreras, Bob Hardin, Erik Duffield, Mark Hatting and Dominic Sagar.  The grants vest in 20% increments annually over a 5-year period.  If the recipient is not employed by Perficient for any reason during the 5-year period, then any unvested shares will be forfeited.

Randy Grigg, Managing Partner of Ridgecrest Advisors, advised Perficient on the transaction in his capacity as a registered investment banking agent of Burch & Company, Inc.

###

About Perficient
Perficient is a leading information technology consulting firm serving Global 2000 and enterprise customers throughout North America. Perficient’s professionals serve clients from a network of offices in North America and three offshore locations, in Eastern Europe, India and China. Perficient helps clients use Internet-based technologies to improve productivity and competitiveness, strengthen relationships with customers, suppliers and partners and reduce information technology costs. Perficient, traded on the Nasdaq Global Select Market(SM), is a member of the Russell 2000® index and the S&P SmallCap 600 index. Perficient is an award-winning "Premier Level" IBM business partner, a TeamTIBCO partner, a Microsoft National Systems Integrator and Gold Certified Partner, a Documentum Select Services Team Partner and an Oracle Certified Partner. For more information, please visit www.perficient.com.

About JCB Partners, LLC

JCB Partners is a performance management consulting firm driven to create meaningful, measurable, and sustainable improvement to business through the re-engineering of business processes. By combining expertise in technology and business strategy, JCB Partners provides its clients the knowledge and tools needed to align company goals with management action across all areas of operation. Built around a philosophy of thinking strategically, starting small and accelerating systematically, JCB offers a proven history of accountability and results, having engaged in over 500 successful client relationships since its founding in 2001.

###

Safe Harbor Statement
Some of the statements contained in this news release that are not purely historical statements discuss future expectations or state other forward-looking information related to financial results and business outlook for 2011. Those statements are subject to known and unknown risks, uncertainties and other factors that could cause the actual results to differ materially from those contemplated by the statements. The “forward-looking” information is based on management’s current intent, belief, expectations, estimates and projections regarding our company and our industry. You should be aware that those statements only reflect our predictions. Actual events or results may differ substantially. Important factors that could cause our actual results to be materially different from the forward-looking statements are disclosed under the heading “Risk Factors” in our annual report on Form 10-K for the year ended December 31, 2010 and our Form 10-Q for the quarter ended March 31, 2011. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. This cautionary statement is provided pursuant to Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. The forward-looking statements in this release are made only as of the date hereof and we undertake no obligation to update publicly any forward-looking statement for any reason, even if new information becomes available or other events occur in the future.